Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2017 First Quarter Results

BATON ROUGE, LA (April 26, 2017) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended March 31, 2017. The Company reported net income of $1.9 million, or $0.26 per diluted share for the first quarter of 2017, compared to $1.8 million, or $0.26 per diluted share for the quarter ended December 31, 2016, and $2.0 million, or $0.28 per diluted share, for the quarter ended March 31, 2016.

Core earnings, a non-GAAP measure which, for the first quarter of 2017, excludes the after-tax impact of costs associated with a proposed acquisition and a regional management team restructure and consolidation, were $2.0 million, or $0.28 per diluted share, compared to core earnings of $1.8 million, or $0.26 per diluted share for the quarter ended December 31, 2016, and $2.0 million, or $0.28 per diluted share, for the quarter ended March 31, 2016. See calculation of core earnings on the Reconciliation of Non-GAAP Financial Measures.

During the first quarter of 2017, the Company announced that it has entered into a definitive agreement to acquire Citizens Bancshares, Inc. (“Citizens”) and its wholly-owned subsidiary, Citizens Bank, in Ville Platte, Louisiana, which has three branches in Evangeline Parish. The proposed acquisition transactions are expected to be completed in the third quarter of 2017. The Company’s acquisition of Citizens, which would be the first acquisition since the completion of its initial public offering, would expand its branch footprint in Louisiana, further bolstering its core deposit base and positioning the Company to continue to build on its existing record of growth and client service under the leadership of its current management team. Consequently, the Company recognized approximately $145,000 of expenses related to the potential acquisition, which is included in noninterest expense on the statement of operations for the three months ended March 31, 2017.

Shortly after the announcement of the signing of the definitive agreement, the Company announced both a common stock offering and a subordinated debt issuance. The common stock offering generated net proceeds of $32.6 million through the issuance of approximately 1.6 million common shares at a price of $21.25 per share. The Company intends to use the net proceeds from the common stock offering for general corporate purposes and potential strategic acquisitions. The Company also issued $18.6 million in fixed-to-floating rate subordinated notes due in 2027. The Company intends to use the net proceeds from the debt issuance to fund a portion of the proposed acquisition of Citizens Bancshares, Inc. and its wholly-owned subsidiary, Citizens Bank.
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“I am pleased to announce another successful quarter for Investar, as we continue to demonstrate our emphasis on creating long-term shareholder value. During the quarter, we increased the quarterly dividend payable to shareholders by 65%. We also announced an acquisition of Citizens Bancshares, Inc. and it’s wholly-owned subsidiary, Citizens Bank that we expect to be completed in the third quarter of 2017. The acquisition fits well with our strategy of expanding Investar’s footprint in Louisiana. We see tremendous value in the acquisition of this 40-year-old franchise that includes a loyal customer base and which brings an attractive cost of funds. We look forward to adding Citizens’ customers and branches into the Investar brand and providing enhanced products and services to the customers, employees and communities that we serve.
As we look to 2017, we believe our company is solidly positioned to grow the franchise and increase shareholder value. We continue to focus on quality loans and deposits while controlling noninterest expense and maintaining our focus on improving our return on assets and efficiency ratios.”
First Quarter Highlights

•	Excluding indirect auto loans, total loans increased $19.8 million, or 2.5% (10% annualized), to $821.2 million at March 31, 2017 compared to $801.4 million at December 31, 2016.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $271.9 million at March 31, 2017, an increase of $6.1 million, or 2.3%, compared to the business lending portfolio of $265.8 million at December 31, 2016, and an increase of $55.3 million, or 25.6%, compared to the business lending portfolio of $216.6 million at March 31, 2016.

•	Total noninterest-bearing deposits were $112.5 million at March 31, 2017, an increase of $4.1 million, or 3.8%, compared to December 31, 2016.

•	Total interest income increased $0.7 million, or 6.9%, for the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016.

•	Net interest margin increased to 3.27% for the quarter ended March 31, 2017 compared to 3.20% for the quarter ended December 31, 2016.

•	Net charge-offs to average loans decreased to 0.02% for the quarter ended March 31, 2017 compared to the 0.08% for the quarter ended December 31, 2016.

•	The dividend payout ratio increased to 7.73% for the quarter ended March 31, 2017 compared to 4.65% for the quarter ended December 31, 2016 and 3.25% for the quarter ended March 31, 2016.

•
The Company completed both a common stock offering and a subordinated debt issuance. The common stock offering generated net proceeds of $32.6 million through the issuance of approximately 1.6 million common shares at a price of $21.25 per share. The Company issued $18.6 million in fixed-to-floating rate subordinated notes due in 2027.

•	The Company’s common stock had a closing trade price of $21.90 at March 31, 2017, representing 17.4% growth from a closing trade price of $18.65 at December 30, 2016.

Loans
Total loans were $902.1 million at March 31, 2017, an increase of $8.7 million, or 1%, compared to December 31, 2016, and an increase of $104.5 million, or 13.1%, compared to March 31, 2016. Excluding indirect auto loans, total loans increased $19.8 million, or 2.5%, to $821.2 million at March 31, 2017 compared to $801.4 million at December 31, 2016. This represents an annualized growth rate of 10%.
The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2017	12/31/2016	3/31/2016	$	%	$	%	3/31/2017	3/31/2016
Mortgage loans on real estate
Construction and development	$95,541	$90,737	$95,353	$4,804	5.3%	$188	0.2%	10.6%	12.0%
1-4 Family	172,148	177,205	162,312	(5,057)	(2.9)	9,836	6.1	19.1	20.3
Multifamily	47,776	42,759	33,609	5,017	11.7	14,167	42.2	5.3	4.2
Farmland	7,994	8,207	6,366	(213)	(2.6)	1,628	25.6	0.9	0.8
Commercial real estate
Owner-occupied	181,590	180,458	141,583	1,132	0.6	40,007	28.3	20.1	17.8
Nonowner-occupied	210,874	200,258	174,176	10,616	5.3	36,698	21.1	23.4	21.8
Commercial and industrial	90,352	85,377	74,990	4,975	5.8	15,362	20.5	10.0	9.4
Consumer	95,873	108,425	109,233	(12,552)	(11.6)	(13,360)	(12.2)	10.6	13.7
Total loans	902,148	893,426	797,622	8,722	1.0%	104,526	13.1%	100%	100%
Loans held for sale	—	—	50,921	—	—	(50,921)	(100.0)
Total gross loans	$902,148	$893,426	$848,543	$8,722	1.0%	$53,605	6.3%
Consumer loans, including indirect auto loans of $80.9 million, totaled $95.9 million at March 31, 2017, a decrease of $12.5 million, or 11.6%, compared to $108.4 million, including indirect auto loans of $92.0 million, at December 31, 2016, and a decrease of $13.3 million, or 12.2%, compared to $109.2 million at March 31, 2016. The decrease in consumer loans when compared to the linked quarter is attributable to the scheduled paydowns of the consumer loans. Since the Bank discontinued accepting indirect auto loan applications at the end of 2015, which was the primary source of its consumer loan portfolio and consumer loans held for sale, the consumer loan portfolio is expected to decrease over time.
At December 31, 2016, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $271.9 million, an increase of $6.1 million, or 2.3%, compared to the business lending portfolio of $265.8 million at December 31, 2016, and an increase of $55.3 million, or 25.6%, compared to the business lending portfolio of $216.6 million at March 31, 2016. The increase in the business lending portfolio is attributable to our focus on relationship banking and growing our commercial loan portfolio.

Credit Quality
Nonperforming loans were $2.1 million, or 0.24% of total loans, at March 31, 2017, an increase of $0.1 million, or 8.2%, compared to $2.0 million, or 0.22% of total loans, at December 31, 2016, and a decrease of $0.2 million, or 7.2%, compared to $2.3 million, or 0.29% of total loans, at March 31, 2016.
The allowance for loan losses was $7.2 million, or 337.95% and 0.80% of nonperforming loans and total loans, respectively, at March 31, 2017, compared to $7.1 million, or 356.16% and 0.79% of nonperforming loans and total loans, respectively, at December 31, 2016, and $6.5 million, or 279.75% and 0.81% of nonperforming loans and total loans, respectively, at March 31, 2016. The allowance for loan losses plus the fair value marks on acquired loans was 0.88% of total loans at March 31, 2017 compared to 0.87% at December 31, 2016 and 0.90% at March 31, 2016. The provision for loan loss expense was $0.4 million for both the first quarter of 2017 and the fourth quarter of 2016, a decrease of $0.1 million compared to provision for loan loss expense of $0.5 million for the quarter ended March 31, 2016.
Management continues to monitor the Company’s loan portfolio for exposure to potential negative impacts of suppressed oil and gas prices. We consider our direct exposure to the energy sector not to be significant, at less than one percent of the total loan portfolio at March 31, 2017. However, should the price of oil and gas decline further and/or remain at the current low price for an extended period, the general economic conditions in our south Louisiana markets could be negatively affected and could negatively impact borrowers’ ability to service their debt. Management continually evaluates the allowance for loan losses based on several factors, including economic conditions, and currently believes that any potential negatively affected future cash flows related to these loans would be covered by the current allowance for loan losses.
Deposits
Total deposits at March 31, 2017 were $868.6 million, a decrease of $39.2 million, or 4.3%, compared to December 31, 2016, and an increase of $59.9 million, or 7.4%, compared to March 31, 2016. The decrease in total deposits compared to December 31, 2016 was driven by a $42.0 million decrease in time deposits. During the third quarter of 2016, the Company began lowering its rates on time deposits in an effort to begin reducing its cost of funds and its dependency on certificates of deposit. As a result of this strategy, as time deposits mature, many have not renewed with Investar. The decrease in time deposits is primarily a result of the withdrawal of time deposits by other financial institutions in search of higher rates. Noninterest-bearing demand deposits experienced the greatest growth during the first quarter of 2017 with an increase of $4.1 million, or 3.8%, compared to December 31, 2016. The increase in total deposits compared to March 31, 2016 was driven by large increases in NOW accounts, money market deposit accounts and noninterest-bearing demand deposits. The Company’s focus on relationship banking continues to positively impact noninterest-bearing demand deposit growth.

The following table sets forth the composition of the Company’s deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	3/31/2017	12/31/2016	3/31/2016	$	%	$	%	3/31/2017	3/31/2016
Noninterest-bearing demand deposits	$112,514	$108,404	$95,033	$4,110	3.8%	$17,481	18.4%	13.0%	11.8%
NOW accounts	168,860	171,556	138,672	(2,696)	(1.6)	30,188	21.8	19.4	17.1
Money market deposit accounts	124,604	123,079	104,936	1,525	1.2	19,668	18.7	14.3	13.0
Savings accounts	52,682	52,860	52,285	(178)	(0.3)	397	0.8	6.1	6.5
Time deposits	409,894	451,888	417,772	(41,994)	(9.3)	(7,878)	(1.9)	47.2	51.6
Total deposits	$868,554	$907,787	$808,698	$(39,233)	(4.3)%	$59,856	7.4%	100%	100%
Net Interest Income
Net interest income for the first quarter of 2017 totaled $8.9 million, remaining consistent with the fourth quarter of 2016, and increasing $0.3 million, or 3.7%, compared to the first quarter of 2016. The increase in net interest income was a direct result of continued growth of the Company’s loan portfolio with an increase in net interest income of $0.8 million due to an increase in volume offset by a $0.5 million decrease related to a reduction in yield on loans and an increase in the cost of funds compared to the first quarter of 2016.
The Company’s net interest margin was 3.27% for the quarter ended March 31, 2017 compared to 3.20% for the quarter ended December 31, 2016 and 3.47% for the quarter ended March 31, 2016. The yield on interest-earning assets was 4.10% for the quarter ended March 31, 2017 compared to 4.04% for the quarter ended December 31, 2016 and 4.21% for the quarter ended March 31, 2016. The decrease in net interest margin and yield on interest-earning assets when compared to the first quarter of 2016 is mainly attributable to the decline in the yields on investment securities due to an increase in pay-downs of securities with unamortized premiums. The net interest margin was also affected by increase in the overall cost of funds.

The cost of deposits decreased one basis point to 0.97% for the quarter ended March 31, 2017 compared to 0.98% for the quarter ended December 31, 2016, and increased seven basis points compared to the quarter ended March 31, 2016. The increase in the cost of deposits when compared to the quarter ended March 31, 2016 is primarily a result of increases in time deposit rates. Beginning in the third quarter of 2016 and continuing into the first quarter of 2017, the Company lowered its rates on time deposits in an effort to begin reducing its cost of funds. The rate reductions have resulted in a decrease in time deposits at March 31, 2017 compared to both December 31, 2016 and March 31, 2016, as shown in the Deposit table above.
Noninterest Income
Noninterest income for the first quarter of 2017 totaled $0.9 million, remaining consistent with the fourth quarter of 2016, but a decrease of $0.4 million, or 31.2%, compared to the first quarter of 2016. The decrease in noninterest income when compared to the quarter ended March 31, 2016 is mainly attributable to the $0.3 million decrease in the gain on sale of loans. Since exiting the indirect auto loan origination business at the end of 2015, the Bank has experienced decreased loan sales and has ceased originations of consumer loans held for sale. The Bank currently holds no loans for sale and does not intend to recognize any gain on sale of loans. The decrease in noninterest income compared to the quarter ended March 31, 2016 can also be attributed to the $0.2 million decrease in servicing fees and fee income on serviced loans. As the Bank’s portfolio of serviced loans ages, and consequently decreases in principal value, the servicing fees earned will continue to decrease.
Noninterest Expense
Noninterest expense for the first quarter of 2017 totaled $6.7 million, an increase of $0.1 million, or 1.2%, compared to the fourth quarter of 2016, and an increase of $0.3 million, or 4.7%, compared to the first quarter of 2016. The increase in noninterest expense compared to the fourth quarter of 2016 is mainly attributable to the $145,000 of acquisition costs recognized during the first quarter of 2017. The increase in noninterest expense compared to the first quarter of 2016 is mainly attributable to the $0.2 million increase in other operating expenses which was driven by increases in FDIC and OFI assessments, bank shares taxes, and expenses related to other real estate owned, as well as the acquisition costs previously mentioned. In addition, included in salaries and employee benefits for the quarter ended March 31, 2017 is approximately $82,000 of severance paid as part of the Company’s restructuring and consolidation of its regional management team. Core noninterest expense, which excludes this severance cost as well as the acquisition costs recognized during the period, was $6.5 million for the first quarter of 2017, a decrease of $0.1 million, or 2.2%, compared to $6.6 million for the quarter ended December 31, 2016, and an increase of $0.1 million, or 1.1%, compared to the quarter ended March 31, 2016.
Basic Earnings Per Share and Diluted Earnings Per Share
The Company reported both basic and diluted earnings per share of $0.26 for the three months ended March 31, 2017, a decrease of $0.02 compared to basic and diluted earnings per share of $0.28 for the three months ended March 31, 2016.
Core basic and diluted earnings per share were $0.28 for both the three month periods ended March 31, 2017 and 2016.
On March 22, 2017, the Company issued approximately 1.6 million common shares as part of a public offering.
Taxes
The Company recorded income tax expense of $0.8 million for the quarter ended March 31, 2017, which equates to an effective tax rate of 31.2%.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 10 full service banking offices located throughout its market. At March 31, 2017, the Company had 152 full-time equivalent employees.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•
changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers and including the potential impact on our borrowers of the August 2016 flooding in Baton Rouge and surrounding areas;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana; and

•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2017	12/31/2016	3/31/2016	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$11,093	$11,062	$10,378	0.3%	6.9%
Total interest expense	2,233	2,281	1,831	(2.1)	22.0
Net interest income	8,860	8,781	8,547	0.9	3.7
Provision for loan losses	350	375	454	(6.7)	(22.9)
Total noninterest income	885	896	1,287	(1.2)	(31.2)
Total noninterest expense	6,684	6,603	6,384	1.2	4.7
Income before income taxes	2,711	2,699	2,996	0.4	(9.5)
Income tax expense	847	851	1,006	(0.5)	(15.8)
Net income	$1,864	$1,848	$1,990	0.9	(6.3)

AVERAGE BALANCE SHEET DATA
Total assets	$1,157,654	$1,147,835	$1,044,993	0.9%	10.8%
Total interest-earning assets	1,097,816	1,087,645	988,779	0.9	11.0
Total loans	892,546	863,293	767,761	3.4	16.3
Total gross loans	892,546	889,814	832,368	0.3	7.2
Total interest-bearing deposits	778,262	798,250	676,826	(2.5)	15.0
Total interest-bearing liabilities	920,360	917,085	836,332	0.4	10.0
Total deposits	888,672	904,310	764,145	(1.7)	16.3
Total stockholders’ equity	117,497	113,917	110,873	3.1	6.0

PER SHARE DATA
Earnings:
Basic earnings per share	$0.26	$0.26	$0.28	—%	(7.1)%
Diluted earnings per share	0.26	0.26	0.28	—	(7.1)
Core Earnings(1):
Basic earnings per share(1)	0.28	0.26	0.28	7.7	—
Diluted earnings per share(1)	0.28	0.26	0.28	7.7	—
Book value per common share	16.85	15.88	15.28	6.1	10.3
Tangible book value per common share(1)	16.48	15.42	14.83	6.9	11.1
Common shares outstanding	8,805,810	7,101,851	7,296,429	24.0	20.7

PERFORMANCE RATIOS
Return on average assets	0.65%	0.65%	0.76%	—%	(14.5)%
Core return on average assets(1)	0.71	0.65	0.77	9.2	(7.8)
Return on average equity	6.44	6.44	7.20	—	(10.6)
Core return on average equity(1)	6.98	6.58	7.28	6.1	(4.1)
Net interest margin	3.27	3.20	3.47	2.2	(5.8)
Net interest income to average assets	3.10	3.04	3.28	2.0	(5.5)
Noninterest expense to average assets	2.34	2.28	2.45	2.6	(4.5)
Efficiency ratio(2)	68.59	68.23	64.92	0.5	5.7
Core efficiency ratio(1)	66.26	68.23	64.92	(2.9)	2.1
Dividend payout ratio	7.73	4.65	3.25	66.2	137.8
Net charge-offs to average loans	0.02	0.08	0.02	(75.0)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2017	12/31/2016	3/31/2016	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.53%	0.52%	0.28%	1.9%	89.3%
Nonperforming loans to total loans	0.24	0.22	0.29	9.1	(17.2)
Allowance for loan losses to total loans	0.80	0.79	0.81	1.3	(1.2)
Allowance for loan losses to nonperforming loans	337.95	356.16	279.75	(5.1)	20.8

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	12.62%	9.73%	10.39%	29.7%	21.5%
Tangible equity to tangible assets(1)	12.38	9.48	10.11	30.6	22.5
Tier 1 leverage ratio	12.97	10.10	10.78	28.4	20.3
Common equity tier 1 capital ratio(2)	14.84	11.40	11.49	30.2	29.2
Tier 1 capital ratio(2)	15.19	11.75	11.86	29.3	28.1
Total capital ratio(2)	17.76	12.47	12.54	42.4	41.6
Investar Bank:
Tier 1 leverage ratio	14.23	10.03	10.52	41.9	35.3
Common equity tier 1 capital ratio(2)	16.67	11.67	11.57	42.8	44.1
Tier 1 capital ratio(2)	16.67	11.67	11.57	42.8	44.1
Total capital ratio(2)	17.41	12.39	12.25	40.5	42.1

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2017.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
ASSETS
Cash and due from banks	$8,043	$9,773	$8,808
Interest-bearing balances due from other banks	18,600	19,569	12,465
Federal funds sold	—	106	51
Cash and cash equivalents	26,643	29,448	21,324

Available for sale securities at fair value (amortized cost of $176,363, $166,258, and $127,737, respectively)	174,139	163,051	128,570
Held to maturity securities at amortized cost (estimated fair value of $19,422, $19,612, and $26,348, respectively)	19,648	20,091	26,249
Loans held for sale	—	—	50,921
Loans, net of allowance for loan losses of $7,243, $7,051, and $6,463, respectively	894,905	886,375	791,159
Other equity securities	6,320	5,362	7,183
Bank premises and equipment, net of accumulated depreciation of $7,117, $6,751, and $5,727, respectively	31,434	31,722	30,759
Other real estate owned, net	4,045	4,065	695
Accrued interest receivable	3,243	3,218	2,978
Deferred tax asset	2,601	2,868	1,934
Goodwill and other intangible assets, net	3,224	3,234	3,265
Bank-owned life insurance	7,248	7,201	7,054
Other assets	2,385	2,325	1,438
Total assets	$1,175,835	$1,158,960	$1,073,529

LIABILITIES
Deposits
Noninterest-bearing	$112,514	$108,404	$95,033
Interest-bearing	756,040	799,383	713,665
Total deposits	868,554	907,787	808,698
Advances from Federal Home Loan Bank	82,413	82,803	103,960
Repurchase agreements	36,361	39,087	29,678
Subordinated debt	18,133	—	—
Junior subordinated debt	3,609	3,609	3,609
Other borrowings	78	1,000	—
Accrued taxes and other liabilities	18,351	11,917	16,097
Total liabilities	1,027,499	1,046,203	962,042

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 8,805,810, 7,101,851, and 7,296,429 shares outstanding, respectively	8,806	7,102	7,296
Surplus	112,927	81,499	83,890
Retained earnings	27,916	26,227	20,575
Accumulated other comprehensive loss	(1,313)	(2,071)	(274)
Total stockholders’ equity	148,336	112,757	111,487
Total liabilities and stockholders’ equity	$1,175,835	$1,158,960	$1,073,529

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2017	December 31, 2016	March 31, 2016

INTEREST INCOME
Interest and fees on loans	$10,004	$10,103	$9,485
Interest on investment securities	1,029	898	856
Other interest income	60	61	37
Total interest income	11,093	11,062	10,378

INTEREST EXPENSE
Interest on deposits	1,853	1,970	1,515
Interest on borrowings	380	311	316
Total interest expense	2,233	2,281	1,831
Net interest income	8,860	8,781	8,547

Provision for loan losses	350	375	454
Net interest income after provision for loan losses	8,510	8,406	8,093

NONINTEREST INCOME
Service charges on deposit accounts	97	79	97
Gain on sale of investment securities, net	106	15	80
Gain on sale of fixed assets, net	23	14	—
Gain on sale of other real estate owned, net	5	2	1
Gain on sale of loans, net	—	92	313
Servicing fees and fee income on serviced loans	423	449	591
Other operating income	231	245	205
Total noninterest income	885	896	1,287
Income before noninterest expense	9,395	9,302	9,380

NONINTEREST EXPENSE
Depreciation and amortization	376	383	370
Salaries and employee benefits	3,950	3,901	3,873
Occupancy	264	252	236
Data processing	368	373	374
Marketing	28	70	112
Professional fees	232	295	279
Acquisition expenses	145	—	—
Other operating expenses	1,321	1,329	1,140
Total noninterest expense	6,684	6,603	6,384
Income before income tax expense	2,711	2,699	2,996
Income tax expense	847	851	1,006
Net income	$1,864	$1,848	$1,990

EARNINGS PER SHARE
Basic earnings per share	$0.26	$0.26	$0.28
Diluted earnings per share	$0.26	$0.26	$0.28
Cash dividends declared per common share	$0.02	$0.01	$0.01

INVESTAR HOLDING CORPORATION
EARNINGS PER COMMON SHARE
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2017	December 31, 2016	March 31, 2016

Net income available to common stockholders	$1,864	$1,848	$1,990
Weighted average number of common shares outstanding used in computation of basic earnings per common share	7,205,942	7,017,213	7,194,558
Effect of dilutive securities:
Restricted stock	20,604	21,648	15,353
Stock options	26,838	33,664	14,854
Stock warrants	23,485	17,975	11,267
Weighted average number of common shares outstanding plus effect of dilutive securities used in computation of diluted earnings per common share	7,276,869	7,090,500	7,236,032
Basic earnings per share	$0.26	$0.26	$0.28
Diluted earnings per share	$0.26	$0.26	$0.28

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$892,546	$10,004	4.55%	$889,814	$10,103	4.50%	$832,368	$9,485	4.57%
Securities:
Taxable	150,139	839	2.27	138,985	707	2.02	113,446	712	2.52
Tax-exempt	30,540	190	2.52	30,898	191	2.45	22,199	144	2.60
Interest-bearing balances with banks	24,591	60	0.99	27,948	61	0.87	20,766	37	0.71
Total interest-earning assets	1,097,816	11,093	4.10	1,087,645	11,062	4.04	988,779	10,378	4.21
Cash and due from banks	8,546			7,845			7,222
Intangible assets	3,227			3,237			3,179
Other assets	55,190			56,361			52,121
Allowance for loan losses	(7,125)			(7,253)			(6,308)
Total assets	$1,157,654			$1,147,835			$1,044,993

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$291,855	$488	0.68	$281,500	$485	0.68	$239,844	$380	0.64
Savings deposits	53,237	86	0.66	53,219	87	0.65	53,144	88	0.66
Time deposits	433,170	1,279	1.20	463,531	1,398	1.20	383,838	1,047	1.09
Total interest-bearing deposits	778,262	1,853	0.97	798,250	1,970	0.98	676,826	1,515	0.90
Short-term borrowings	120,923	282	0.95	99,169	246	0.98	132,839	243	0.73
Long-term debt	21,175	98	1.88	19,666	65	1.31	26,667	73	1.10
Total interest-bearing liabilities	920,360	2,233	0.98	917,085	2,281	0.99	836,332	1,831	0.88
Noninterest-bearing deposits	110,410			106,060			87,319
Other liabilities	9,387			10,773			10,469
Stockholders’ equity	117,497			113,917			110,873
Total liability and stockholders’ equity	$1,157,654			$1,147,835			$1,044,993
Net interest income/net interest margin		$8,860	3.27%		$8,781	3.20%		$8,547	3.47%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
Tangible common equity
Total stockholders’ equity	$148,336	$112,757	$111,487
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	440	450	481
Trademark intangible	100	100	100
Tangible common equity	$145,112	$109,523	$108,222
Tangible assets
Total assets	$1,175,835	$1,158,960	$1,073,529
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	440	450	481
Trademark intangible	100	100	100
Tangible assets	$1,172,611	$1,155,726	$1,070,264

Common shares outstanding	8,805,810	7,101,851	7,296,429
Tangible equity to tangible assets	12.38%	9.48%	10.11%
Book value per common share	$16.85	$15.88	$15.28
Tangible book value per common share	16.48	15.42	14.83

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		March 31, 2017	December 31, 2016	March 31, 2016
Net interest income	(a)	$8,860	$8,781	$8,547
Provision for loan losses		350	375	454
Net interest income after provision for loan losses		8,510	8,406	8,093

Noninterest income	(b)	885	896	1,287

Earnings before noninterest expense		9,395	9,302	9,380

Total noninterest expense	(c)	6,684	6,603	6,384
Acquisition expense		(145)	—	—
Severance		(82)	—	—
Core noninterest expense	(d)	6,457	6,603	6,384

Core earnings before income tax expense		2,938	2,699	2,996
Core income tax expense(1)		917	851	1,006
Core earnings(2)		$2,021	$1,848	$1,990

Core basic earnings per share		0.28	$0.26	$0.28

Diluted earnings per share (GAAP)		$0.26	$0.26	$0.28
Acquisition expense		0.01	—	—
Severance		0.01	—	—
Core diluted earnings per share		$0.28	$0.26	$0.28

Efficiency ratio	(c) / (a+b)	68.59%	68.23%	64.92%
Core efficiency ratio	(d) / (a+b)	66.26	68.23	64.92
Core return on average assets(3)		0.71	0.65	0.77
Core return on average equity(3)		6.98	6.58	7.28
Total average assets		$1,157,654	$1,147,835	$1,044,993
Total average stockholders’ equity		117,497	113,917	110,873

(1) Core income tax expense is calculated using the actual effective tax rate of 31.2%, 31.5% and 33.6% for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively.
(2) Core earnings represents earnings that have been adjusted for the impact of acquisition costs and a regional manager team restructure that were recognized during the period. Neither these costs, nor similar costs, were incurred or recognized during the comparative three month periods ended December 31, 2016 and March 31, 2016.

(3) Core earnings used in calculation. No adjustments were made to average assets or average equity.